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                                  EXHIBIT 99
              LETTER TO SHAREHOLDERS DISTRIBUTED TO SHAREHOLDERS
              AND STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

HUNTER R. HOLLAR President and Chief Executive Officer
Letter to Shareholders

I am pleased to report that 2000 was another great year for Sandy Spring Bancorp. We continued to strengthen our position as a community bank that combines a wide range of financial services with the personal attention that builds genuine loyalty among our clients. In 2000, we continued to pursue strategies that we believe will build value for our shareholders over time.

2000 FINANCIAL RESULTS For the year 2000, net earnings of $18.7 million, or $1.96 per diluted share, were up 7 per-cent from prior year net earnings of $17.5 million, or $1.82 per diluted share. Growth in earning assets and noninterest revenues were the principal reasons for our earnings gains. Return on average stockholders' equity increased to 16.79 percent for the year, compared with 15.91 percent for 1999.

One of our goals has been to increase noninterest income as a percentage of revenue. For 2000, core non-interest income, which excludes the impact of nonrecurring items, grew 26 percent, to $15.4 million versus $12.2 million in 1999. Growth in transaction-based service fees and income from the sale of investment products were the major reasons for this increase. In addition, I'm pleased to report that we continued to control expense growth in 2000. In fact, our 2000 efficiency ratio (noninterest expense divided by total revenue) was 56.5 percent, which was about the same as 1999 at 56.1 percent, and is favorable compared with other banking companies.

PROSPECTS FOR LONG-TERM GROWTH The trends are with us. The past year was one of continued consolidation within the banking industry. This trend toward consolidation reinforces our commitment to take an independent bank approach to doing business. As more community banks in our region are absorbed into larger financial institutions, our competitive position is enhanced. We believe that we serve a unique and important role in our market, giving our clients the option of small-bank personalized service with big-bank product offerings. For the vast majority of our clients, Sandy Spring Bancorp provides all the financial services they need, as sophisticated an array of services as those offered by larger institutions. We operate in a growing region. Much of that growth potential derives from the healthy and diverse business base in our Maryland markets. As biotech, high-tech and communications technology companies continue to succeed and to relocate in Maryland, it creates a fertile economic environment in which we expect to continue to grow and prosper through cyclical changes in the economy.

Finally, the aging of the baby boomer generation is driving a need for wealth management, trust and investment services--services at which we excel! The demand for these services is particularly strong in our area-- one that boasts among the highest income and education levels in the U.S. As a community bank offering a high level of personal service, we are uniquely positioned to benefit from the growing need for such financial management services.

STRATEGIC INITIATIVES Over the past year, we continued to focus on growing business by building our sales organization, focusing on Client Relationship Management and strengthening our bonds with existing clients. We use research to identify those clients who can benefit from a deeper relationship with the bank and to concentrate on expanding that partnership. As part of this process, we have Client Relationship Management teams in place to work directly with those clients. Service--and broadening our ability to provide that service--is still the cornerstone of our success as a community bank. In







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addition, we continue to seek out new avenues through which we can expand our revenue base and diversify our income sources. In December, we announced the acquisition of certain assets of The Equipment Leasing Company (ELC), located in Baltimore County. Founded 20 years ago, ELC originates and brokers leases that provide financing for essential business equipment such as computers, network systems and communications equipment. The ELC acquisition enhances our ability to serve small and medium-sized businesses and provides a new source of income. In the years ahead, we will continue to pursue such opportunities. Our approach to evaluating acquisitions is highly disciplined and focused upon the expected earnings contributions of potential affiliations. We believe good expansion opportunities will continue as we make further investments in electronic delivery channels. We now have a solid foundation in place and are firmly committed to ongoing investments in state-of-the-art technology. We understand how to open cost-effective branches where it makes practical sense to invest in bricks and mortar. We have done this selectively, meeting strict profitability hurdles, and will continue to do so as necessary to enhance our branch network in order to protect and grow market share.

WELL POSITIONED IN A SHIFTING ECONOMY It's not easy to predict the direction of the economy, but at this writing, signals are pointing to a slowdown in economic growth in the year ahead. We are buffered, in part, from the impact of this economic shift by a solid regional economy. In addition, we historically have had, and continue to have, strong loan quality, and we believe we are prepared for the effects of a downturn and well positioned for the future. At Sandy Spring Bancorp, we are committed to servicing a growing, loyal client base and to providing value to our shareholders.

Hunter R. Hollar
President and Chief Executive Officer

Forward-Looking Statements

Sandy Spring Bancorp makes forward-looking statements in the above Letter to Shareholders that are subject to risks and uncertainties. These forward-looking statements include: statements of goals, intentions, and expectations; estimates of risks and of future costs and benefits; assessments of probable loan and lease losses and market risk; and statements of the ability to achieve financial and other goals. These forward-looking statements are subject to significant uncertainties because they are based upon or are affected by: management's estimates and projections of future interest rates and other economic conditions; future laws and regulations; and a variety of other matters. Because of these uncertainties, the actual future results may be materially different from the results indicated by these forward-looking statements. In addition, the Company's past results of operations do not necessarily indicate its future results.


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